Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

11- 22

Contacts:	James Haddox, CFO
Kip Rupp, CFA—Investors
Stephanie Schneider—Media
Quanta Services, Inc.
713-629-7600

QUANTA SERVICES REPORTS 2011 THIRD QUARTER RESULTS

Total backlog continues to increase to record levels—$7.2 billion

HOUSTON—Nov. 2, 2011—Quanta Services, Inc. (NYSE: PWR) today announced results for the three and nine months ended Sept. 30, 2011. Revenues in the third quarter of 2011 were $1.25 billion compared to revenues of $1.21 billion in the third quarter of 2010. Net income attributable to common stock was $52.0 million, or $0.25 per diluted share, versus $62.8 million, or $0.30 per diluted share in the prior year period. Included in net income attributable to common stock for the third quarter of 2010 is $9.4 million of income, or a benefit of $0.04 per diluted share, from the release of income tax contingencies. Adjusted diluted earnings per share (a non-GAAP measure) were $0.29 for the third quarter of 2011 compared to $0.32 for the third quarter of 2010. Adjusted diluted earnings per share are GAAP diluted earnings per share before the impact of certain adjustments and non-cash items such as amortization of intangible assets, non-cash interest expense and non-cash compensation expense, all net of tax. See the attached table for a reconciliation of non-GAAP measures to the reported GAAP measures.

“Quanta mobilized crews and equipment on a number of electric transmission projects in the third quarter. We also secured approximately $250 million in backlog of large diameter pipeline projects during the same period,” said Jim O’Neil, president and chief executive officer of Quanta Services. “We expect our fourth quarter performance to be stronger than this year’s third quarter, even though the fourth quarter is subject to unpredictable weather conditions. We continue to see improvement in our overall business environment as reflected in our record $7.2 billion in total backlog, as well as a workforce increase of 2,500 employees, or 17 percent, since June 30, 2011. Despite ongoing regulatory headwinds faced by our customers, we believe we are well positioned to deliver a meaningful increase in revenues and profits in 2012.”

Revenues for the first nine months of 2011 were $3.11 billion compared to $2.82 billion for the first nine months of 2010. For the first nine months of 2011, net income attributable to common stock was $66.2 million or $0.31 per diluted share. The results for the first nine months of 2011 compared to net income attributable to common stock of $119.5 million or $0.57 per diluted share for the first nine months of last year, which included a $0.02 per diluted share effect of the loss on early extinguishment of debt resulting from the redemption of all of our outstanding 3.75 percent convertible subordinated notes. Also included in net income attributable to common stock for the first nine months of 2010 is the previously discussed benefit from the third quarter 2010 release of income tax contingencies. Adjusted diluted earnings per share were $0.43 for the first nine months of 2011 as compared to $0.69 for the first nine months of 2010.

As previously announced, Quanta completed an acquisition on Oct. 25, 2010. Therefore, these reported results include the results of this acquisition from the acquisition date and are compared to the pre-acquisition historical results of Quanta for the three and nine months ended Sept. 30, 2010.

RECENT HIGHLIGHTS

•

Selected by TransCanada for Keystone XL Pipeline Construction Joint Venture—Quanta today announced that TransCanada Corporation (TSX: TRP, NYSE: TRP) selected the company to be part of a joint venture consisting of three pipeline construction contractors to build 1,179 miles of pipeline and related infrastructure for TransCanada’s Keystone XL Pipeline project. The project remains subject to TransCanada obtaining all required regulatory approvals and finalizing the contract with the joint venture.

•

Finalized Contract with BC Hydro for Northwest Transmission Line—In September, a joint venture including Quanta operating unit Valard Construction finalized its contract with BC Hydro for the engineering, procurement and construction (EPC) of the Northwest Transmission Line (NTL). Under the terms of the contract, Valard will deliver comprehensive construction solutions for the approximately 213-mile (344-kilometer), 287-kilovolt transmission line.

•

Secured EPC Contract for 20-Megawatt, Utility-Scale Solar Facility by Samsung C&T America—In late October, Quanta secured a contract to provide comprehensive EPC services for the Atwell Island Solar Generation Facility Project. The project is a 20-megawatt, utility-scale solar installation for SPS Atwell LLC, a project company partly owned by Samsung C&T America, Inc. Construction is scheduled to begin this month with project completion anticipated in August 2012.

•

Finalized Four Acquisitions—During the third quarter, Quanta completed four acquisitions for an aggregate purchase price of approximately $82 million. The four acquisitions consisted of three electric power contractors in Canada and a specialty directional drilling company in Australia. Our reported results include the newly acquired companies from their respective acquisition dates; however, their impact to our results was not material.

•

Substantially Completed Share Repurchase Program—During the third quarter, the company repurchased a total of approximately 3.2 million shares of its stock in the open market for a total cost of approximately $55.1 million. Under the program, Quanta’s board authorized the purchase, from time to time, of up to $150 million of its outstanding common stock. Since the program became effective on May 9, 2011, Quanta has repurchased a total of 8.1 million shares of stock in the open market for a total cost of approximately $149.5 million. All repurchases were paid for with cash on hand.

OUTLOOK

While the overall outlook for our business is robust, our customers continue to experience regulatory and permitting challenges on projects. Management cannot predict the timing or extent of the impact that these challenges may have on demand for Quanta’s services, particularly in the near term. The following forward-looking statements are based on current expectations, and actual results may differ materially.

Quanta expects revenues for the fourth quarter of 2011 to range between $1.35 billion and $1.45 billion and diluted earnings per share to be $0.32 to $0.36. Quanta expects adjusted diluted earnings per share (a non-GAAP measure) for the fourth quarter of 2011 to be $0.36 to $0.40. This non-GAAP measure is calculated on the same basis as the historical adjusted diluted earnings per share presented in this release. Amortization of intangibles and non-cash stock compensation expense are forecasted to be approximately $14 million for the fourth quarter of 2011.

Quanta Services has scheduled a conference call for Nov. 2, 2011, at 9:30 a.m. Eastern Time. To participate in the call, dial 480-629-9866 at least ten minutes before the conference call begins and ask for the Quanta Services conference call. Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting the company’s website at www.quantaservices.com. To listen to the call live on the Web, please visit the Quanta Services website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live event, an archive will be available shortly after the call on the company’s website at www.quantaservices.com. A replay will also be available through Nov. 9, 2011, and may be accessed at 303-590-3030, using the pass code 4483974#. For more information, please contact Kip Rupp by calling 713-341-7260 or email investors@quantaservices.com.

The non-GAAP measures in this press release and on the company’s website are provided to enable investors, analysts and management to evaluate Quanta’s performance excluding the effects of certain items that management believes impact the comparability of operating results between reporting periods. In addition, management believes these measures are useful in comparing Quanta’s operating results with those of its competitors. These measures should be used as an addition to, and not in lieu of, results prepared in conformity with GAAP. Reconciliations of other GAAP to non-GAAP measures not included in this press release can be found on the company’s website at www.quantaservices.com in the “Investors & Media” section.

Quanta Services is a leading specialized contracting services company, delivering infrastructure solutions for the electric power, natural gas and pipeline and telecommunication industries. The company’s comprehensive services include designing, installing, repairing and maintaining network infrastructure. Additionally, Quanta licenses point-to-point fiber optic telecommunications infrastructure in select markets and offers related design, procurement, construction and maintenance services. With operations throughout North America and in select international markets, Quanta has the manpower, resources and expertise to complete projects that are local, regional, national or international in scope.

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Forward-Looking Statements

This press release (and oral statements regarding the subject matter of this release, including those made on the conference call and webcast announced herein) contains forward-looking statements intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, projected revenues and earnings per share and other projections of financial and operating results and capital expenditures; growth or opportunities in particular markets; the expected value of contracts or intended conracts with customers; the scope, services, term and results of any projects awarded or expected to be awarded for services to be provided by Quanta; expectations relating to Quanta’s participation in the TransCanada Keystone XL project, including TransCanada’s ability to obtain required approvals for the project and the parties’ intentions to enter into definitive documentation regarding the project and the related joint venture; potential opportunities that may be indicated by bidding activity; the potential benefit from acquisitions; statements relating to the business plans or financial condition of our customers; the impact of renewable energy initiatives, the economic stimulus package and other existing or potential legislative actions on future spending by customers and Quanta’s strategies and plans, as well as statements reflecting expectations, intentions, assumptions or beliefs about future events, and other statements that do not relate strictly to historical or current facts. Although Quanta’s management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. These statements can be affected by inaccurate assumptions and by a variety of risks and uncertainties that are difficult to predict or beyond our control, including, among others, quarterly variations in operating results, including as a result of weather, site conditions, project schedules, regulatory and environmental restrictions, bidding and spending patterns and other factors that may affect the timing or productivity on projects; adverse economic and financial conditions, including weakness in the capital markets; trends and growth opportunities in relevant markets; delays, reductions in scope or cancellations of anticipated, existing or pending projects, including as a result of weather, regulatory or environmental processes or capital constraints that may impact our customers; the failure of the TransCanada project to proceed or Quanta to be a participant, including as a result of TransCanada’s inability to obtain all necessary approvals or the failure of the parties to reach final terms on the contract with TransCanada or on the joint venture arrangements; the successful negotiation, execution, performance and completion of anticipated, pending and existing contracts; dependence on fixed price contracts and the potential to incur losses with respect to these contracts; estimates relating to the use of percentage-of-completion accounting; the ability to generate internal growth; the ability to effectively compete for new projects and market share; the failure of renewable energy initiatives, the economic stimulus package or other existing or potential legislative actions to result in increased demand for Quanta’s services; unexpected costs or liabilities that may arise from lawsuits or indemnity claims related to the services Quanta performs; liabilities for claims that are self-insured; potential additional risk exposure resulting from any unavailability or cancellation of third party insurance coverage; cancellation provisions within contracts and the risk that contracts are not renewed or are replaced on less favorable terms; the potential that participation in joint ventures exposes us to liability and/or harm to our reputation for actions or omissions by our partners; our failure to comply with the terms of our contracts, which may result in unexcused delays, warranty claims, damages or contract terminations; the effect of natural gas and oil prices on Quanta’s operations and growth opportunities; the inability of customers to pay for services; the failure to recover on payment claims against project owners or to obtain adequate compensation for customer-requested change orders; the failure of our customers to comply with regulatory requirements applicable to their projects, including those related to awards of stimulus funds, potentially resulting in project delays or cancellations; budgetary or other constraints that may reduce or eliminate government funding of projects, including stimulus projects, which may result in project delays or cancellations in whole or in part; the ability to attract skilled labor and retain key personnel and qualified employees; potential shortage of skilled employees; estimates and assumptions in determining financial results and backlog; the ability to realize backlog; risks associated with operating in international markets; the ability to successfully identify and complete acquisitions, to effectively integrate acquired businesses and their operations, and to realize potential synergies, such as cross-selling opportunities, from acquisitions; the potential adverse impact resulting from uncertainty surrounding acquisitions, including the ability to retain key personnel from the acquired businesses and the potential increase in risks already existing in Quanta’s operations; the adverse impact of goodwill or other intangible asset impairments; growth outpacing infrastructure; requirements relating to governmental regulation and changes thereto; inability to enforce our intellectual property rights or the obsolescence of such rights; risks associated with the implementation of an information technology solution; the impact of a unionized workforce on operations and the ability to complete future acquisitions; liabilities associated with union plans, including underfunding of liabilities; potential liabilities relating to occupational health and safety matters; risks associated with our dependence on suppliers, subcontractors and equipment manufacturers and their ability to perform their obligations; risks associated with Quanta’s fiber optic licensing business, including regulatory changes and the potential inability to realize a return on capital investments; beliefs and assumptions about the collectability of receivables; the cost of borrowing, availability of credit, fluctuations in the price and volume of Quanta’s common stock, debt covenant compliance, interest rate fluctuations and other factors affecting financing and investment activities; the ability to access sufficient funding to finance desired growth and operations; the ability to obtain performance bonds; the ability to continue to meet the requirements of the Sarbanes-Oxley Act of 2002; potential exposure to environmental liabilities; rapid technological and structural changes that could reduce the demand for services; the potential impact of incurring additional healthcare costs arising from federal healthcare reform, and other risks detailed in Quanta’s Annual Report on Form 10-K for the year ended Dec. 31, 2010, Quanta’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011 and any other documents that Quanta files with the Securities and Exchange Commission (SEC). Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expressed or implied in any forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which are current only as of this date. Quanta does not undertake and expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a discussion of these risks, uncertainties and assumptions, investors are urged to refer to Quanta’s documents filed with the SEC that are available through the company’s website at www.quantaservices.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at www.sec.gov.

Quanta Services, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

For the Three and Nine Months Ended September 30, 2011 and 2010

(In thousands, except per share information)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Revenues	$1,250,819	$1,206,007	$3,110,692	$2,824,792
Cost of services (including depreciation)	1,056,129	1,016,013	2,691,021	2,349,619

Gross profit	194,690	189,994	419,671	475,173
Selling, general and administrative expenses	92,414	82,037	273,444	245,163
Amortization of intangible assets	8,295	13,396	21,432	28,334

Operating income	93,981	94,561	124,795	201,676
Interest expense	(738)	(269)	(1,248)	(4,660)
Interest income	226	418	761	1,166
Loss on early extinguishment of debt	—	—	—	(7,107)
Other income (expense), net	(528)	479	(394)	371

Income before income taxes	92,941	95,189	123,914	191,446
Provision for income taxes	37,341	31,489	50,306	70,323

Net income	55,600	63,700	73,608	121,123
Less: Net income attributable to noncontrolling interests	3,606	920	7,407	1,613

Net income attributable to common stock	$51,994	$62,780	$66,201	$119,510

Earnings per share attributable to common stock:
Basic earnings per share	$0.25	$0.30	$0.31	$0.57

Diluted earnings per share	$0.25	$0.30	$0.31	$0.57

Weighted average shares used in computing earnings per share:
Basic	210,583	209,428	213,400	209,125

Diluted	210,692	211,096	214,055	210,798

Quanta Services, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (In thousands) (Unaudited)

	September 30, 2011	December 31, 2010
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$257,838	$539,221
Accounts receivable, net	1,008,936	766,387
Costs and estimated earnings in excess of billings on uncompleted contracts	133,348	135,475
Inventories	74,024	51,754
Prepaid expenses and other current assets	102,731	103,527

Total current assets	1,576,877	1,596,364
PROPERTY AND EQUIPMENT, net	956,604	900,768
OTHER ASSETS, net	144,638	88,858
OTHER INTANGIBLE ASSETS, net	199,583	194,067
GOODWILL	1,586,253	1,561,155

Total assets	$4,463,955	$4,341,212

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt and notes payable	$100	$1,327
Accounts payable and accrued expenses	527,940	415,947
Billings in excess of costs and estimated earnings on uncompleted contracts	123,668	83,121

Total current liabilities	651,708	500,395
DEFERRED INCOME TAXES AND OTHER NON-CURRENT LIABILITIES	509,250	473,898

Total liabilities	1,160,958	974,293

TOTAL STOCKHOLDERS’ EQUITY	3,294,697	3,365,555
NONCONTROLLING INTERESTS	8,300	1,364

TOTAL EQUITY	3,302,997	3,366,919

Total liabilities and equity	$4,463,955	$4,341,212

Quanta Services, Inc. and Subsidiaries Supplemental Data For the Three and Nine Months Ended September 30, 2011 and 2010 (In thousands, except percentages) (Unaudited)

Segment Results

We report our results under four reporting segments: (1) Electric Power Infrastructure Services, (2) Natural Gas and Pipeline Infrastructure Services, (3) Telecommunications Infrastructure Services and (4) Fiber Optic Licensing.

	Three Months Ended September 30,				Nine Months Ended September 30,
	2011		2010		2011		2010
Revenues:
Electric Power	$822,689	65.8%	$532,603	44.2%	$2,056,232	66.1%	$1,452,774	51.4%
Natural Gas and Pipeline	259,014	20.7	551,674	45.7	645,495	20.8	1,003,728	35.5
Telecommunications	140,679	11.2	93,618	7.8	326,494	10.5	289,506	10.3
Fiber Optic Licensing	28,437	2.3	28,112	2.3	82,471	2.6	78,784	2.8

Consolidated revenues	$1,250,819	100.0%	$1,206,007	100.0%	$3,110,692	100.0%	$2,824,792	100.0%

Operating income (loss):
Electric Power	$101,754	12.4%	$60,361	11.3%	$203,154	9.9%	$150,567	10.4%
Natural Gas and Pipeline	(3,945)	(1.5)	53,118	9.6	(42,128)	(6.5)	97,388	9.7
Telecommunications	15,877	11.3	5,605	6.0	21,304	6.5	12,499	4.3
Fiber Optic Licensing	14,231	50.0	13,266	47.2	39,448	47.8	39,265	49.8
Corporate and Non-Allocated Costs	(33,936)	N/A	(37,789)	N/A	(96,983)	N/A	(98,043)	N/A

Consolidated operating income	$93,981	7.5%	$94,561	7.8%	$124,795	4.0%	$201,676	7.1%

Backlog

Backlog represents the amount of revenue that we expect to realize from work to be performed in the future on uncompleted contracts, including new contractual arrangements on which work has not yet begun. Backlog estimates include amounts under long-term maintenance contracts or master service agreements (MSAs), in addition to construction contracts. We estimate the amount of work to be disclosed as backlog as the estimate of future work to be performed by using recurring historical trends inherent in the current MSAs, factoring in seasonal demand and projecting customer needs based upon ongoing communications with the customer. In many instances, our customers are not contractually committed to specific volumes of services under our MSAs, and many of our contracts may be terminated with notice. There can be no assurance as to our customers’ requirements or that our estimates are accurate. In addition, many of our MSAs, as well as contracts for fiber optic licensing, are subject to renewal options. For purposes of calculating backlog, we have included future renewal options only to the extent that the renewals can reasonably be expected to occur.

The following table presents our total backlog by reportable segment as of September 30, 2011, June 30, 2011 and September 30, 2010 along with an estimate of the backlog amounts expected to be realized within 12 months of each balance sheet date:

	Backlog as of
	September 30, 2011		June 30, 2011		September 30, 2010
	12 Month	Total	12 Month	Total	12 Month	Total
Electric Power	$2,321,202	$4,856,346	$2,203,531	$4,756,157	$1,562,553	$4,163,150
Natural Gas and Pipeline	687,910	1,365,985	522,385	1,160,936	627,697	841,433
Telecommunications	328,284	530,552	349,725	568,953	189,329	315,090
Fiber Optic Licensing	101,642	418,558	98,275	414,692	95,815	403,957

Total	$3,439,038	$7,171,441	$3,173,916	$6,900,738	$2,475,394	$5,723,630

Quanta Services, Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

For the Three and Nine Months Ended September 30, 2011 and 2010

(In thousands, except per share information)

(Unaudited)

The non-GAAP measure of adjusted diluted earnings per share is provided to enable investors to evaluate performance excluding the effects of items that management believes impact the comparability of operating results between periods. More particularly, (i) amortization of intangible assets is impacted by Quanta’s acquisition activity, which can cause these amounts to vary from period to period; (ii) non-cash interest expense varies from period to period depending on the amount of the convertible subordinated notes outstanding during the period; (iii) non-cash compensation expense may vary due to acquisition activity, factors influencing the estimated fair value of performance-based awards, estimated forfeiture rates and amounts granted during the period; (iv) acquisition costs vary period to period depending on the level of Quanta’s acquisition activity ongoing during the period; and (v) the loss on early extinguishment of debt is a non-recurring expense associated with Quanta’s redemption of all of its 3.75% convertible subordinated notes in the second quarter of 2010.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Adjusted diluted earnings per share:
Net income attributable to common stock (GAAP as reported)	$51,994	$62,780	$66,201	$119,510
Adjustments: Impact of loss on early extinguishment of debt, net of tax (a)	—	—	—	4,493
Impact of tax contingency releases (b)	—	(9,428)	—	(9,428)
Acquisition costs, net of tax	632	1,726	632	2,524

Adjusted net income attributable to common stock before certain non-cash adjustments	52,626	55,078	66,833	117,099
Non-cash stock-based compensation, net of tax	2,877	3,477	9,889	10,652
Non-cash interest expense, net of tax	—	—	—	1,107
Amortization of intangible assets, net of tax	5,621	8,172	14,311	17,284

Adjusted net income attributable to common stock after certain non-cash adjustments	61,124	66,727	91,033	146,142
Effect of convertible subordinated notes under the “if-converted” method—interest expense addback, net of tax	—	—	—	1,412

Adjusted net income attributable to common stock for adjusted diluted earnings per share	$61,124	$66,727	$91,033	$147,554

Calculation of weighted average shares for adjusted diluted earnings per share:
Weighted average shares outstanding for basic earnings per share	210,583	209,428	213,400	209,125
Effect of dilutive stock options	109	136	128	141
Effect of shares held in escrow	—	1,532	527	1,532
Effect of convertible subordinated notes under the “if converted” method—weighted convertible shares issuable	—	—	—	3,149

Weighted average shares outstanding for adjusted diluted earnings per share	210,692	211,096	214,055	213,947

Adjusted diluted earnings per share	$0.29	$0.32	$0.43	$0.69

(a)	Reflects the elimination of the loss on early extinguishment of debt associated with the May 14, 2010 redemption of all of Quanta’s outstanding 3.75% convertible subordinated notes.
(b)	Reflects the elimination of tax benefits primarily associated with the expiration of various federal and state tax statutes of limitations during the third quarter of 2010.